Exhibit 10.2
FORM OF SUBSCRIPTION AGREEMENT
     The undersigned (“Subscriber”), hereby subscribes for and agrees to purchase and pay for an aggregate of (a)                      shares1 (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of GeoVax Labs, Inc., an Illinois Corporation (“GeoVax”), and (b) common stock purchase warrants (the “Warrants”) to purchase an aggregate of                      shares (the “Warrant Shares”) of the Common Stock, for aggregate consideration of                      (the “Aggregate Purchase Price”), on the terms and conditions set forth herein. The Shares, the Warrants and the Warrant Shares are sometimes collectively referred to herein as the “Securities.”
A. Payment of the Aggregate Purchase Price hereunder shall be made by either (a) wire transfer of immediately available funds pursuant to GeoVax’s wire transfer instructions, or (b) check made payable to “GeoVax Labs, Inc.” and delivered to GeoVax Labs, Inc., 1256 Briarcliff Road, N.E., Emtech Bio Suite 500, Atlanta, Georgia, 30306.
B. In order to induce GeoVax to accept this subscription, and in order to determine whether Subscriber is qualified to acquire the Securities pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (“Act”), provided by Section 4(2) of the Act or Regulation D promulgated thereunder, and pursuant to any other applicable laws regulating the offer and sale of securities in the state or states in the United States in which Subscriber is domiciled, Subscriber hereby represents, warrants and certifies that:
1.	Subscriber has been fully informed to its complete satisfaction concerning the organization aspects, business, limited current operations, finances, and all other matters relating to GeoVax which it consider significant for the purpose of making an investment decision with respect to the Securities. In particular, Subscriber has examined GeoVax’s most recent annual report on Form 10-K and its most recent quarterly filings on Form 10-Q. Subscriber has been offered the opportunity to discuss GeoVax and its affairs with members of GeoVax’s management, to review such documents and records as it considers appropriate, and has received all information, which it has requested with respect to GeoVax. Subscriber is aware of the present concentrated stock holdings of GeoVax.

2.	Subscriber is fully aware of all of the risks involved in purchasing the Securities.

3.	Subscriber is aware that there will be limited liquidity in an investment in GeoVax Securities.

4.	Subscriber is aware that the Securities do not carry preemptive rights or cumulative voting.

5.	Subscriber is aware that there can be no assurance that GeoVax will be profitable in the future.

6.	Subscriber is also aware that GeoVax will be in need of additional funds in order to attempt to fulfill its business plans and there is no assurance that it will be able to obtain such funds.

7.	Subscriber understands that there is only a limited market for GeoVax’s Securities and that there can be no assurance that an active market will develop in the future.

[1]	Based upon a per share purchase price equal to the lesser of (a) $0.155 per share and (b) 70% of the closing market price per share on August 6, 2007.

8.	Subscriber understands that the Securities have not been registered nor have they been registered or qualified under the applicable securities laws of any state in the United States, and are being issued in reliance upon the truth and accuracy of the representations made herein with respect to Subscriber’s investment intent and suitability as an investor. Subscriber hereby certifies that it is purchasing the Securities for investment for its own account, with no present intention of making any sale, transfer or distribution of them. Subscriber understands that the Securities may not be sold or transferred without registration under the Act, or qualification or registration under the applicable state securities laws, unless there is an exemption from such registration or qualification then available. Subscriber consents to having a legend on the certificates representing the Securities to that effect. Subscriber is aware that the Shares and the Warrant Shares will carry certain limited registration rights.

9.	Subscriber is a sophisticated investor with substantial experience in securities of speculative businesses. Subscriber is able to judge the suitability of this investment for Subscriber and the risks involved, and understands that the Securities will be unmarketable for an indefinite period of time, and that if GeoVax is not successful, all or a substantial part of Subscriber’s investment could be lost. Subscriber further certifies that its net worth or annual income is such that the loss of Subscriber’s entire investment, or its unavailability, will not result in serious financial harm or determent to Subscriber.

10.	Subscriber is aware that GeoVax may sell the Securities to Subscriber only if Subscriber qualifies according to the express standards stated herein. If the Securities are purchased in a fiduciary capacity, the person or persons for whom the purchase is made meet the standards set forth herein and the representation and warranties shall be deemed to have been on behalf of the person or persons for whom Subscriber is so purchasing. Subscriber represents and warrants that it meets the following investors standards:
11.1	Subscriber and its representatives have been afforded access to such information concerning GeoVax and about the proposed operations of GeoVax as have been requested by Subscriber or them and that such materials were sufficient to enable Subscriber to arrive at a reasoned investment decision with respect to an investment in the Securities.

11.2	Subscriber meets one of the standards as an “Accredited Investor”, as such term is defined in Rule 501(a) of Regulation D.
12.	On the terms and subject to the conditions of this paragraph 12, Subscriber shall have the limited right to register the Shares and the Warrant Shares as described herein. For purposes of this discussion, the term “Holders” includes those shareholders that have purchased shares of GeoVax Common Stock under a Subscription Agreement having terms substantially identical to the terms of this Subscription Agreement.
12.1	“Piggyback” Registration Rights. Holders shall have the right to register the Registrable Securities under the Act in connection with future underwritten public offerings of shares of GeoVax Common Stock. The term “Registrable Securities” means: (i) the Shares issued in connection with this Subscription Agreement; (ii) the Warrant Shares underlying the Warrants issued in connection with this Subscription Agreement; and (iii) any other securities of GeoVax issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities referenced in (i) and (ii) immediately above, excluding in all cases, however, any Registrable

Securities sold in any public offering pursuant to a registration or an exemption from registration.

On the terms and subject to the conditions stated herein, each time GeoVax shall determine to file a registration statement under the Act in connection with the proposed offer and sale for money of any of its shares of Common Stock in an underwritten public distribution by it (other than (i) a registration statement relating solely to employee stock option or purchase plans, or (ii) a registration statement on Form S-4 relating solely to Rule 145 under the Act), GeoVax shall give written notice of its determination to Holders; provided, however, that GeoVax shall have no such obligation if the managing underwriter of the subject proposed offering objects in a writing addressed to GeoVax to the inclusion of any Registrable Securities in the subject registration statement or offering.

Under Holders’ written request, which must have been received by GeoVax within 20 days after any such notice from GeoVax, GeoVax shall use its best efforts to cause all such Registrable Securities of which Holders have requested registration to be included in such registration statement and in any necessary registration, qualification or other filing under the applicable state securities or blue sky laws, all to the extent required to permit the sale or other disposition to be made of the Registrable Securities to be so registered. In the event that the aggregate number of Registrable Securities requested by the Holders to be registered in any underwritten public distribution (the “Piggyback Shares”) exceeds twenty percent (20%) of the aggregate number of shares of GeoVax Common Stock being registered in such underwritten public distribution, then the aggregate number of the Piggyback Shares to be registered and included in such public distribution shall be reduced pro rata among the Holders of the Piggyback Shares to twenty percent (20%) of the aggregate number of shares being registered in such underwritten public distribution.

All Holders proposing to distribute their Registrable Securities through an underwriting pursuant to this paragraph 12 shall (together with GeoVax and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by GeoVax. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to GeoVax and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall not be withdrawn from such registration except at the election of the Holder.

Holders shall cooperate with GeoVax, execute any documents, instrument and agreements, and take any further actions reasonably necessary to effect such registrations, qualifications or other filings, and the public offering in connection therewith shall be paid by GeoVax; provided, however, that Holders of the Piggyback Shares participating in any such registration shall bear their pro rata share of the underwriting fees, discounts and commissions. Holders shall not sell or otherwise transfer any shares of GeoVax Common Stock held by them which are not included in the underwritten public offering for a period commencing on the date of the commencement of the public offering, and ending on the earlier of the date of termination of the public offering or 90 days from the commencement of the public offering.

Notwithstanding any contrary provision of this paragraph 12, GeoVax shall not be required to effect any registrations under the 1933 Act or under any state securities laws on behalf of any Holder or Holders if, in the opinion of counsel for GeoVax, the offering or transfer by such Holder or Holders in the manner proposed (including, without limitation, the number of shares proposed to be offered or transferred and the method of offering or transfer) is exempt from the registration requirements of the 1933 Act and the securities laws of applicable states.
12.2	Termination of Piggyback Registration Rights. The piggyback registration rights under this paragraph 12 are not transferable or assignable and shall terminate on the first anniversary of the date of the issuance of the Registrable Securities to the undersigned Holder.

12.3	Expenses of Registration. All expenses incurred in connection with any registration shall be borne by GeoVax; provided, however, GeoVax shall not be required to pay any fees of Holders’ legal counsel or any underwriter fees, discounts or commissions.

12.4	No Assurance of State Registration. There can be no assurance that the state in which a Holder resides will permit the registration of the Registrable Securities within such state. Accordingly, even if the Shares and Warrant Shares are subsequently registered under federal securities laws, of which there can be no assurance, there can be no assurance that the Shares and Warrant Shares can be registered under applicable sate law due to merit or other requirements. Accordingly, there can be no assurance that a Holder will be able to have its Shares and Warrant Shares registered in its state of domicile or residence, as applicable. In such event, a Holder would continue to own restricted securities under the state securities law.
13.	Subscriber further represents and warrants that:
13.1	Considering all facts in Subscriber’s financial circumstances (including, but not limited to requirements for current income) Subscriber is able to bear the economic risk of an investment in the Securities, including a loss of its entire investment.

13.2	Subscriber is purchasing the Securities for its own account for personal investment purposes only and with no view to or any present intention, agreement or agreements for the distribution, transfer, assignment, resale, subdivision or hypothecation thereof, and Subscriber understands that in any event such Securities will be subject to restrictions against any such transferability in the absence of registration under the Act.
14.	Subscriber has the full power and authority to execute and deliver this Subscription Agreement and to perform its obligations hereunder and this Subscription Agreement is a legally binding obligation of Subscriber in accordance with its terms.
C. GeoVax’s obligations hereunder are subject to it having a sufficient number of duly authorized and unreserved shares of its Common Stock on the Closing Date for issuance of the number of Shares and Warrant Shares underlying the Warrants to be issued hereunder on such closing date.

D. Right of Further Investment. Until such time as GeoVax raises a total of $5 million in aggregate gross proceeds from its current and future financing efforts, the Subscriber shall be granted the right to invest an additional amount under the same terms and conditions as contained herein. Such additional investment shall be limited to the difference between (a) the aggregate gross proceeds from GeoVax’s financing efforts at the date Subscriber determines to exercise his right hereunder, and (b) $5 million.
Dated: __________, 2007

Agreed to and Accepted: GeoVax Labs, Inc.	Very truly yours,

By:	By:

Name:

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